As filed with the Securities and Exchange Commission on July 1, 2016

Registration No. 333-205443

Registration No. 333-207893

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-3

REGISTRATION STATEMENT NO. 333-205443

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-3

REGISTRATION STATEMENT NO. 333-207893

UNDER

THE SECURITIES ACT OF 1933

COLUMBIA PIPELINE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	47-1982552
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

5151 San Felipe Street, Suite 2500

Houston, TX 77056

(713) 386-3701

(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Gabriel Nwuli

Assistant Corporate Secretary

Columbia Pipeline Group, Inc.

5151 San Felipe Street, Suite 2500

Houston, TX 77056

(713) 386-3701

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: Not applicable. This post-effective amendment removes from registration those securities that remain unsold pursuant to the above referenced registration statements.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF UNSOLD SECURITIES

These post-effective amendments (collectively, the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-3 (each, a “Registration Statement” and, collectively, the “Registration Statements”) filed by Columbia Pipeline Group, Inc., a Delaware corporation (“CPG”) with the United States Securities and Exchange Commission (the “SEC”):

•	Registration Statement on Form S-3 (No. 333-205443), filed with the SEC on July 2, 2015, which registered the offering of an aggregate of 2,500,000 shares of common stock, par value $0.01 per share.

•	Registration Statement on Form S-3 (No. 333-207893), filed with the SEC on November 9, 2015, which registered the offering of an indeterminate number or amount of (a) shares of common stock, par value $0.01 per share, (b) shares of preferred stock, par value $0.01 per share, (c) depositary shares and (d) warrants.

Pursuant to an Agreement and Plan of Merger, dated as of March 17, 2016 (the “Merger Agreement”), by and among CPG, TransCanada PipeLines Limited, a Canadian corporation (“Parent”), TransCanada PipeLine USA Ltd., a Nevada corporation and a wholly owned subsidiary of Parent (“US Parent”), Taurus Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of US Parent (“Merger Sub”), and, solely for the purposes of Section 3.02, Section 5.02, Section 5.09 and Article VIII of the Merger Agreement, TransCanada Corporation, a Canadian corporation and the direct parent company of Parent (“TransCanada”), Merger Sub was merged with and into CPG, with CPG surviving as an indirect wholly owned subsidiary of TransCanada (the “Merger”).

The Merger became effective on July 1, 2016.

In connection with the Merger, CPG is terminating all offerings of its securities pursuant to the Registration Statements. In accordance with the undertakings made by CPG in the Registration Statements, CPG hereby removes from registration the securities registered under the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Columbia Pipeline Group, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston and State of Texas on July 1, 2016.

COLUMBIA PIPELINE GROUP, INC.

By:	/s/ Gabriel Nwuli
Name: Gabriel Nwuli
Title: Assistant Corporate Secretary

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.